EXHIBIT 10.1

CONVERSION AGREEMENT

This Conversion Agreement (this “Agreement”), dated as of February 12, 2014, is made by and between BDT CF Acquisition Vehicle, LLC, a Delaware limited liability company (the “Holder”) and Colfax Corporation, a Delaware corporation (the “Company”). The Holder and the Company are individually referred to herein as a “Party” and collectively referred to herein as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Company previously issued, pursuant to the Certificate of Designations of Series A Perpetual Convertible Preferred Stock filed by the Company with the State of Delaware on January 24, 2012 (the “Original Certificate of Designations”), 13,877,552 shares of the Company’s Series A Perpetual Convertible Preferred Stock, par value $0.001 per share and liquidation preference $24.50 per share (the “Series A Preferred Stock”) in accordance with the terms of that certain Securities Purchase Agreement, dated as of September 12, 2011, by and among the Company and the Holder (the “SPA”);

WHEREAS, the Original Certificate of Designations was amended and restated by the Amended and Restated Certificate of Designations of Series A Perpetual Convertible Preferred Stock filed by the Company with the State of Delaware on April 23, 2013 (the “Certificate of Designations”);

WHEREAS, the Certificate of Designations provides that each share of Series A Preferred Stock shall be convertible, in whole or in part, at the option of the holder thereof, at any time after its issue date, and from time to time, and without payment of any additional consideration by the holder thereof, into fully paid and nonassessable shares of common stock of the Company, par value $0.001 per share (“Common Stock”) at a conversion rate equal to the liquidation preference thereof divided by 114% of such liquidation preference (the “Conversion Rate”), provided that the Company shall pay, in lieu of any fractional share interest that would otherwise be deliverable upon application of the conversion rate, an amount in cash equal to the applicable fractional share interest multiplied the average of the daily closing prices of the Common Stock on the New York Stock Exchange for the ten consecutive trading days immediately prior to the business day preceding the day of conversion (“Cash in Lieu of Fractional Shares”);

WHEREAS, the Certificate of Designations provides that holders of Series A Preferred Stock shall be entitled to receive, on each share of Series A Preferred Stock, out of funds legally available for the payment of dividends under Delaware law, cumulative cash dividends at a per annum rate of 6%, subject to certain adjustments, on (i) the Liquidation Preference per share of Series A Preferred Stock and (ii) the amount of any accrued and unpaid dividends, but in each case only when, as and if declared by the Board or a duly authorized committee thereof;

WHEREAS, the Certificate of Designations provides that on or after the third anniversary of the issue date (the “Mandatory Conversion Date”), the Company shall have the right, at its option, at any time or from time to time, to cause some or all of the outstanding shares of Series A Preferred Stock to be mandatorily converted into fully paid and nonassessable shares of

Common Stock at the Conversion Rate, if, among other things, the Company shall have declared and paid in full in cash, or shall have declared and set apart for payment in cash, all accrued but unpaid dividends on the Series A Preferred Stock for all dividend periods with respect thereto, through and including the effective date of such conversion, provided that the Company shall pay, in lieu of any fractional share interest that would otherwise be deliverable upon application of the conversion rate, Cash in Lieu of Fractional Shares; and

WHEREAS, the Holder, which holds 13,877,552 shares of Series A Preferred Stock, constituting all outstanding shares of Series A Preferred Stock, has proposed to exercise its option to convert its shares of Series A Preferred Stock into 12,173,291 shares of Common Stock plus cash in lieu of a .22807018 share fractional interest (the “Conversion”), if the Company agrees to pay a dollar amount (the “Cash Payment”) equivalent to the aggregate amount of dividends that would have been payable on such shares of Series A Preferred Stock, at an assumed per annum rate of 6% of the Liquidation Preference, through and including the Mandatory Conversion Date, and the Company has proposed to pay the Cash Payment and thereby to implement the Conversion.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.

TERMS OF CONVERSION

Section 1.01 Conversion. Upon the terms and subject to the conditions set forth in this Agreement, the Holder hereby agrees to deliver to the Company on and as of the date hereof a notice of election to convert its Series A Preferred Stock into Common Stock and Cash in Lieu of Fractional Shares, substantially in the form attached hereto as Exhibit A (the “Conversion Notice”). No later than one (1) business day following delivery of the Conversion Notice, the Company shall deliver to the Holder a certificate for the 12,173,291 shares of Common Stock issued in the name of the Holder (the “Common Certificate”)

Section 1.02 Consideration. No later than four business days after receipt of the Conversion Notice, and upon the terms and subject to the conditions set forth in this Agreement, the Company shall pay to the Holder the Cash Payment in the amount of $23,418,083.45 (which Cash Payment, for the avoidance of doubt, shall be separate from and in addition to any payment of Cash in Lieu of Fractional Shares due from the Company to the Holder in connection with the conversion of the Holder’s Series A Preferred Stock into Common Stock). The Cash Payment shall be made by wire transfer of immediately available funds.

ARTICLE II.

REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

Section 2.01 Ownership of Series A Preferred Stock. The Holder represents to the Company that the Holder is the sole legal owner of the Series A Preferred Stock to be converted pursuant hereto and that it holds such Series A Preferred Stock free and clear of any liens, claims, interests, charges or other encumbrances. The Holder represents that it has not previously sold, assigned, conveyed, transferred or otherwise disposed of, in whole or in part, the Series A Preferred Stock to be converted pursuant hereto, nor has the Holder entered into any agreement to sell, assign, convey, transfer or otherwise dispose of, in whole or in part, such Series A Preferred Stock.

Section 2.02 No Conflicts. The Company represents to the Holder that the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby (a) does not violate any of the terms, conditions or provisions of the Company’s Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws or any applicable laws and (b) does not materially conflict with, and will not result in a material violation or material breach of, any material contract to which the Company is a party.

Section 2.03 Enforceability. Each Party represents to the other that (a) it has the legal capacity to execute, deliver and perform its obligations under this Agreement and (b) this Agreement has been duly and validly executed and delivered by such Party and constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies.

Section 2.04 Further Assurances. The Company and the Holder shall execute such documents and other instruments and take such further actions as may be reasonably necessary or desirable to carry out the provisions of this Agreement and to consummate the transactions contemplated hereby. In addition, the Company agrees to use its commercially reasonable efforts to facilitate the exchange of the Common Certificate for book-entry shares of Common Stock upon the request of the Holder.

ARTICLE III.

MISCELLANEOUS

Section 3.01 Successors and Assigns. This Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns and no Party shall assign this Agreement or any of its interests, rights or obligations hereunder to any other person or entity without the prior written consent of the other Party.

Section 3.02 Amendment and Waiver. No provision of this Agreement may be waived or amended except in a written instrument signed by the Party against whom enforcement of any such waiver or amendment is sought.

Section 3.03 Severability. In the event that one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of such provision(s) in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

Section 3.04 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

Section 3.05 Entire Agreement. This Agreement, together with any exhibits and schedules hereto, constitutes the entire agreement among the Parties pertaining to the subject matter of this Agreement and supersedes the Parties’ prior agreements, understandings, negotiations and discussions, whether oral or written, on such matters.

Section 3.06 Headings. The article and section headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

Section 3.07 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

BDT CF ACQUISITION VEHICLE, LLC

By:	/S/ San W. Orr, III
	Name:	San W. Orr, III
	Title:	Vice President and Treasurer

COLFAX CORPORATION

By:	/S/ A. Lynne Puckett
	Name:	A. Lynne Puckett
	Title:	Senior Vice President, General Counsel and Secretary

[Conversion Agreement]

EXHIBIT A

FORM OF NOTICE OF ELECTION TO CONVERT

February 12, 2014

The undersigned hereby irrevocably exercises its option to convert 13,877,552 shares of Series A Perpetual Convertible Preferred Stock, par value $0.001 per share and liquidation preference $24.50 per share of COLFAX CORPORATION, a Delaware corporation (the “Company”), into 12,173,291 shares of common stock of the Company, par value $0.001 per share, and cash in lieu of any fractional share interest that would otherwise be deliverable upon application of the conversion rate, in accordance with the terms of the Amended and Restated Certificate of Designations of Series A Perpetual Convertible Preferred Stock filed by the Company with the State of Delaware on April 23, 2013, and directs that a certificate for such shares of common stock be issued in the name of BDT CF ACQUISITION VEHICLE, LLC.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this notice to be executed as of the date first written above.

BDT CF ACQUISITION VEHICLE, LLC

By:
Name:
Title:

[Notice of Election to Convert]